     EXHIBIT 10.1

Patrick J. Dempsey President and Chief Executive Officer pjdempsey@BGInc.com	123 MAIN STREET BRISTOL, CT 06010-6307	T: 860.973-2121 F: 860.582-3228 BGInc.com

February 14, 2020

Mr. James C. Pelletier
61 State Street
Wethersfield, Connecticut 06109

Dear Jim:

We are pleased to offer you the position of Senior Vice President, General Counsel and Secretary, Barnes Group Inc. at an annual salary of $345,000 (paid monthly in advance), effective April 1, 2020. In this position you will report to me and remain headquartered in Bristol, Connecticut.

Effective April 1, 2020, you will continue to participate in the Management Incentive Compensation Plan (2020) and the Performance-Linked Bonus Plan for Selected Executive Officers (beginning in 2021). Your target incentive under this plan is 45% of base salary, with a maximum payout of 135% of base salary and is based 100% on Barnes Corporate results. For the period of January 1, 2020 through March 31, 2020, your annual incentive target will remain 30% of base salary, with a maximum payout of 90% of base salary and remain based on 50% Barnes Aerospace Consolidated (less RSP) and 50% Barnes Corporate results. Annual performance measures will be communicated in early 2020 once approved by the Compensation and Management Development Committee of the Board of Directors. Your total cash compensation package is $500,250 at target and $810,750 at maximum on an annualized basis. Payouts are subject to the provisions of the plan and are normally paid in late February of the year immediately following the plan year. You must be employed on the date bonuses are paid to be eligible for a payout.

Effective on your date of appointment, you will be awarded the following:

▪
5,424 Stock Options, with an exercise price equal to the fair market value of Barnes Group’s stock (as defined in the 2014 Barnes Group Inc. Stock and Incentive Award Plan) on your date of employment. These options will vest one-third each on the 18th, 30th, and 42nd month anniversaries of the date of grant. Stock options are a speculative financial vehicle driven solely by stock price appreciation. Fair market value stock options have no intrinsic value absent such appreciation.

▪
1,855 Time-vested Restricted Stock Units, with each unit having the equivalent value of one share of Barnes Group stock. The restrictions will lapse one-third each on the 18th, 30th, and 42nd month anniversaries of the date of grant. You will receive dividends on these restricted stock units as such dividends are declared by the Company.

▪
3,091 Performance Share Awards, with each unit having the equivalent value of one share of Barnes Group stock. Performance share awards vest on the basis of the performance of Barnes Group over three years. Two of the performance measures, Total Shareholder Return (TSR) and EBITDA Growth are measured on a relative basis against the Russell 2000 companies. The third measure, Return on Invested Capital (ROIC), is measured on an absolute basis against “pre-established targets” as set by the Compensation and Management

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James C. Pelletier

Development Committee of the Board of Directors. Shares earned, if any, will be paid out upon vesting. Dividends will accrue on this performance share award and be paid in the same ratio as the underlying shares.

You will continue to be eligible for annual long-term awards beginning with the 2021 grant cycle. Your current target value for annual long-term compensation is $400,000. We currently expect these awards to be in the form of stock options, restricted stock units, and performance share awards. All awards are subject to the discretion of the Compensation and Management Development Committee.

You will be expected to sign an agreement that provides that, in certain circumstances, you may be subject to a “claw back” of any cash or equity awards earned if the Company restates its financial results lower than those upon which awards were calculated (with the exception of restatements not caused by misconduct or error) to comply with generally accepted accounting principles.

Stock ownership guidelines have been established for our leadership team to ensure that management’s interests are aligned with our stockholders’ interests. The guideline for your position is three times your base salary. Ownership includes directly and beneficially owned shares, stock retained following the distribution of vested restricted stock units and earned performance share awards, and exercises of stock options, stock unit holdings under the Barnes Group Inc. Retirement Savings Plan (RSP), and stock owned through the Barnes Group Inc. Employee Stock Purchase Plan (ESPP). In addition, two-thirds of the value of unvested restricted stock units will be credited toward ownership guidelines. Shares granted by the Company (100% of the after tax value of equity grants vesting, or options exercised) must be retained until you have met your ownership guidelines. Once met, your multiple of salary requirement converts into a “fixed” number of shares needed to meet that requirement. Going forward, participants must maintain, at minimum, their “fixed” number of shares while employed with the Company in an ownership designated position.
While there is no specific timeframe requirement for achieving the ownership requirement, participants are expected to make steady progress and maintain ownership of any shares realized through vesting of restricted stock units, performance share awards, and stock option exercises.

You will continue to participate in the Executive Group Term Life Insurance Plan “EGTLIP” and your death benefit will increase to $1,380,000 (four times your current salary). EGTLIP is an individual policy that you own and, as such, the policy is portable. Barnes Group Inc. pays the premium for as long as you remain with the Company.

As an Officer of the Company, you are entitled to coverage for an annual executive physical and financial planning assistance. The executive physical benefit provides reimbursement for expenses associated with an annual physical examination with a provider of your choice. The financial planning benefit provides reimbursement for professional financial planning assistance, tax planning, and/or tax preparation services, up to a maximum of $8,000 (for the first year) and a maximum of $4,000 per year thereafter. There is no tax gross up associated with these benefits.

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James C. Pelletier

Your participation in the Company’s employee benefit programs remains in effect, unchanged, although certain participation and benefit levels may change commensurate with your increase in salary. Your vacation eligibility will remain the same.

This letter sets forth our offer of a change in position and is not intended to create an expressed or implied contract of any kind, nor shall it be construed to constitute a promise or contract of lifetime or continuing employment. Your employment with Barnes Group Inc. is at will and may be terminated at any time, with or without cause, by either you or the Company. The terms of this offer supersede and take the place of any prior written or oral offers of employment. Barnes Group Inc. also has the right to change, interpret, withdraw, or add to any of the policies, benefits, terms or conditions of employment at any time. The terms and conditions of this letter may only be amended or modified in writing by me.

If you have any questions with regard to the above, please contact Dawn Edwards, Senior Vice President, Human Resources, Barnes Group Inc., at (860) 973-2119. To accept this offer, please sign, date and return the enclosed duplicate copy of this letter to Dawn, no later than February 17, 2020.

Jim, I look forward to you being a part of the Barnes Group senior leadership team and contributing to the overall success, growth and profitability of the company.

Sincerely,

/s/ PATRICK J. DEMPSEY

Patrick J. Dempsey
President and Chief Executive Officer

Agreed to and accepted:

/s/ JAMES C. PELLETIER                    February 14, 2020
James C. Pelletier                      Date